                        SECOND AMENDMENT TO RIGHTS AGREEMENT

     This Second Amendment to Rights Agreement (this "Amendment") is between AVECOR Cardiovascular Inc., a Minnesota corporation (the "Company") and Norwest Bank Minnesota, N.A., a national banking association (the "Rights Agent"), effective as of July 12, 1998.

     A. The Company and the Rights Agent have entered into a Rights Agreement, dated as of June 26, 1996 and as first amended July 22, 1997 (the "Rights Agreement"). Capitalized terms used and not otherwise defined herein will have the meaning given in the Rights Agreement.

     B. Section 27 of the Rights Agreement provides that, prior to a Distribution Date, the Company may amend the Rights Agreement upon the approval of at least a majority of the Continuing Directors, and that, upon any such amendment, the Rights Agent shall amend the Rights Agreement as the Company directs.

     C. The Company desires, and hereby directs the Rights Agent, to amend the Rights Agreement and the Rights Agent agrees to such amendment, on the terms and conditions hereof.

     Accordingly, the Company and the Rights Agent agree as follows:

1. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to the Rights Agent that:

          (a) to the best knowledge of the Company, a Distribution Date has not occurred prior to the effective date hereof; and

          (b)  this Amendment is authorized pursuant to the requirements of
               Section 27 of the Rights Agreement, having been approved by a majority of the Company's Continuing Directors.

2. DEFINITION OF PERMITTED OFFER. Section 1(y) of the Rights Agreement is amended to insert the words "or a merger or other acquisition transaction involving the Company" into the definition of "Permitted Offer" immediately following the words "Common Shares" in the second line thereof.

3. SECTION 13(e). Section 13 of the Rights Agreement is amended by adding the following as Section 13(e):

               (e) Notwithstanding anything contained in this Agreement to the contrary, upon the consummation of any merger or other acquisition transaction involving the Company, pursuant to a merger or other acquisition agreement between the Company and any Person (or one or more of such Person's Affiliates or Associates), which agreement has been approved by at least a majority of the Continuing Directors prior to any Person becoming an Acquiring Person, all Rights hereunder shall expire.


4. SECTION 7(a)(ii). Section 7(a)(ii) of the Rights Agreement is amended to add "or Section 13(e)" to the end of such Section.

5. NO OTHER CHANGES. Except as specifically amended by this Amendment, all other provisions of the Rights Agreement remain in full force and effect. This Amendment shall not constitute or operate as a waiver of, or estoppel with respect to, any provisions of the Rights Agreement by any party hereto.

6. COUNTERPARTS. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     The Company and the Rights Agent have caused this Amendment to be duly executed on their behalf by their respective duly authorized representatives as of the date first written above.


 AVECOR CARDIOVASCULAR, INC.           NORWEST BANK MINNESOTA, N.A.



 By:  /s/ Anthony Badolato             By:  /s/ Lisa Dornburg
      ------------------------------       ----------------------------
      Anthony Badolato                      Lisa Dornburg
      Its:  Chief Executive Officer         Its:  Corporate Officer